CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (“Registration Statement”) of our reports relating to the financial statements and financial highlights of the funds listed below, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Report of Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

Fund	Report Date
Putnam Minnesota Tax Exempt Income Fund	July 11, 2017
Putnam Ohio Tax Exempt Income Fund	July 12, 2017
Putnam New Jersey Tax Exempt Income Fund	July 12, 2017
Putnam Pennsylvania Tax Exempt Income Fund	July 13, 2017
Putnam Massachusetts Tax Exempt Income Fund	July 13, 2017

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
May 14, 2018